ISSN 1718-8377	Exhibit 99.7

Volume 11, number 3	October 7, 2016

AT JULY 31, 2016

Highlights for July 2016

In July, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $425 million. The balance takes into account the deposit of $164 million in the Generations Fund. Compared to last year:

	—	own-source revenue decreased by $433 million, standing at $3.9 billion;

	—	federal transfers showed an increase of $81 million, reaching $1.5 billion;

	—	program spending decreased by $107 million, amounting to $4.8 billion;

	—	debt service showed a decrease of $74 million, reaching $611 million.

—	On the basis of the cumulative results at July 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $104 million, taking into account the deposit of $675 million in the Generations Fund.

—	For 2016-2017, The Québec Economic Plan – March 2016 projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)	(Unaudited data)
						The Québec Economic Plan –
	July		April to July			March 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 379	3 946	18 253	18 382	0.7	58 338		2.5
Federal transfers	1 420	1 501	5 783	6 103	5.5	18 204		6.9
Total revenue	5 799	5 447	24 036	24 485	1.9	76 542		3.5
Expenditure
Program spending	–4 904	–4 797	–22 321	–22 552	1.0	–68 238		2.7
Debt service	–685	–611	–2 665	–2 540	–4.7	–8 318		3.7
Total expenditure	–5 589	–5 408	–24 986	–25 092	0.4	–76 556		2.8
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	218	387	706	506	—	424		—
Health and social services and education networks	—	–1	–3	–3	—	–10		—
Generations Fund	101	164	436	675	—	2 028		—
Total consolidated entities	319	550	1 139	1 178	—	2 442		—
SURPLUS (DEFICIT)	529	589	189	571	—	2 428	(2)	—
Contingency reserve	—	—	—	—	—	–400		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–101	–164	–436	–675	—	–2 028		—
BUDGETARY BALANCE(3)	428	425	–247	–104	—	—		—

Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan – March 2016.
(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $400 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at July 31, 2016

■	Budgetary balance

For the period from April to July 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $104 million. A deficit in the first four months of the fiscal year is consistent with the historical trend.

— During this period, expenditures usually exceed revenues, since government departments spend more in respect of their activities.

The budget of March 17, 2016 projects a balanced budget for the overall 2016-2017 fiscal year.

■	General fund revenue

At July 31, 2016, revenue totalled $24.5 billion, an increase of $449 million, or 1.9%, compared to July 31, 2015.

— Own-source revenue stood at $18.4 billion, up $129 million from the same time last year.

— Federal transfers amounted to $6.1 billion, up $320 million compared to July 31, 2015.

■	General fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $25.1 billion, an increase of $106 million.

— For the period from April to July 2016, program spending rose by $231 million, or 1.0%, reaching $22.6 billion.

— This change is due mainly to spending in relation to the Health and Social Services mission, up $302 million compared to July 31, 2015.

— Debt service amounted to $2.5 billion, a decrease of $125 million compared to last year.

■	Consolidated entities

At July 31, 2016, the results of consolidated entities showed a result of $1.2 billion. These results include:

— a surplus of $506 million for non-budget-funded bodies and special funds;

— a $3-million deficit for the health and social services and education networks;

— dedicated revenues of $675 million for the Generations Fund.

■	Net financial surplus (requirements)

At July 31, 2016, the consolidated net financial requirements stood at $1.7 billion, an improvement of $641 million over last year. Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		July			April to July
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	4 379	3 946	–433	18 253	18 382	129
Federal transfers	1 420	1 501	81	5 783	6 103	320
Total revenue	5 799	5 447	–352	24 036	24 485	449
Expenditure
Program spending	–4 904	–4 797	107	–22 321	–22 552	–231
Debt service	–685	–611	74	–2 665	–2 540	125
Total expenditure	–5 589	–5 408	181	–24 986	–25 092	–106
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	218	387	169	706	506	–200
Health and social services and education networks	—	–1	–1	–3	–3	—
Generations Fund	101	164	63	436	675	239
Total consolidated entities	319	550	231	1 139	1 178	39
SURPLUS (DEFICIT)	529	589	60	189	571	382
Consolidated non-budgetary surplus (requirements)	871	599	–272	–2 530	–2 271	259
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 400	1 188	–212	–2 341	–1 700	641

(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
		July			April to July
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 487	1 194	–19.7	6 489	6 633	2.2
Contributions to Health Services Fund	611	552	–9.7	2 334	2 358	1.0
Corporate taxes	402	329	–18.2	1 348	1 397	3.6
Consumption taxes	1 464	1 469	0.3	6 270	6 281	0.2
Other sources	148	108	–27.0	609	552	–9.4
Total own-source revenue excluding government enterprises	4 112	3 652	–11.2	17 050	17 221	1.0
Revenue from government enterprises	267	294	10.1	1 203	1 161	–3.5
Total own-source revenue	4 379	3 946	–9.9	18 253	18 382	0.7
Federal transfers
Equalization	794	835	5.2	3 174	3 343	5.3
Health transfers(1)	433	467	7.9	1 736	1 867	7.5
Transfers for post-secondary education and other social programs	134	136	1.5	536	543	1.3
Other programs	59	63	6.8	337	350	3.9
Total federal transfers	1 420	1 501	5.7	5 783	6 103	5.5
TOTAL	5 799	5 447	–6.1	24 036	24 485	1.9

(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.2% instead of 7.5%.

General fund expenditure
(millions of dollars)					(Unaudited data)
		July			April to July
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	2 683	2 601	–3.1	11 404	11 706	2.6
Education and Culture	769	732	–4.8	5 585	5 539	–0.8
Economy and Environment	538	607	12.8	1 854	1 897	2.3
Support for Individuals and Families	545	505	–7.3	2 147	2 104	–2.0
Administration and Justice	369	352	–4.6	1 331	1 306	–1.9
Total program spending	4 904	4 797	–2.2	22 321	22 552	1.0
Debt service	685	611	–10.8	2 665	2 540	–4.7
TOTAL	5 589	5 408	–3.2	24 986	25 092	0.4

Detailed information on the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
	July 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	1 139	164	280	737	2 232	—		4 552	–2 636		1 916
Expenditure
Expenditure	–939	—	–280	–737	–1 803	–1		–3 760	2 552		–1 208
Debt service	–187	—	—	—	–55	—		–242	84		–158
Subtotal	–1 126	—	–280	–737	–1 858	–1		–4 002	2 636		–1 366
SURPLUS (DEFICIT)	13	164	—	—	374	–1		550	—		550
	April to July 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(1)	Total	Consolidation adjustments	(2)	Total
Revenue	4 482	675	339	2 217	8 129	—		15 842	–9 062		6 780
Expenditure
Expenditure	–3 583	—	–339	–2 217	–7 571	–3		–13 713	8 726		–4 987
Debt service	–721	—	—	—	–230	—		–951	336		–615
Subtotal	–4 304	—	–339	–2 217	–7 801	–3		–14 664	9 062		–5 602
SURPLUS (DEFICIT)	178	675	—	—	328	–3		1 178	—		1 178

(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, which will present the results at August 31, 2016, will be published on November 4, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.